Exhibit 99.1

Great Elm Group Reports FISCAL 2022 Fourth QUARTER and Full Year

financial resulTs

Company to Host Conference Call at 9:00 a.m. ET on September 13, 2022

WALTHAM, Mass., September 12, 2022 -- Great Elm Group, Inc. (“we,” “us,” “our,” “GEG,” or “Great Elm”), (NASDAQ: GEG) a diversified holding company, today announced financial results for its fiscal fourth quarter and full year ended June 30, 2022.

Fiscal 2022 Annual Operating Highlights

Investment Management (IM):

•
In May 2022, the company acquired the investment management agreement of Monomoy Properties REIT, LLC (“Monomoy REIT”). Formed in 2014, Monomoy REIT is a private real estate investment trust, with a 114-property portfolio of diversified net leased industrial assets with a fair value of approximately $358 million as of June 30, 2022.
•
To support growth, GEG invested $15 million into a subsidiary of Monomoy REIT at an 8% dividend per annum, with the option to invest an additional $15 million over the next 12 months.
•
In June 2022, Great Elm Capital Corp. (“GECC”) raised $37.5 million of new equity capital upon completion of its rights offering.
•
In June 2022, GEG issued $26.9 million in aggregate principal amount of 7.25% Notes due 2027, with the proceeds, including the $15 million noted above, to be used for strategic growth investments into Monomoy REIT and other opportunistic investments to further build and diversify the Investment Management business.

Operating Companies:

•
Adjusted EBITDA for DME totaled $13.8 million in fiscal 2022 compared to $12.4 million in fiscal 2021, which includes a decline in government stimulus benefits of $2.3 million from the prior year.
o
This represents a 37% increase in Adjusted EBITDA from the prior year excluding the decline in government stimulus benefits.
o
DME demonstrated strong core profitability despite challenging supply chain conditions, which improved gradually over the course of fiscal 2022.
•
Successfully integrated two add-on acquisitions over the year, AMPM and MedOne, acquired in March 2021 and August 2021, respectively.

Management Commentary

Peter A. Reed, Chief Executive Officer, stated, “Our fiscal fourth quarter and year ended June 30, 2022 were highlighted by two key milestones. First, we closed on the acquisition of the investment management agreement for Monomoy Properties REIT and made a strategic investment into the REIT to support growth. This was a transformative deal for Great Elm that helped to more than double our AUM from $294.7 million as of June 30, 2021 to $607.0 million as of June 30, 2022, and jumpstarted our strategic initiative of managing a scalable and diversified portfolio of long-duration and permanent capital vehicles that generate recurring fee revenue.

Second, following the Monomoy transaction, we issued $26.9 million of five-year bonds at GEG, with the proceeds allocated for strategic growth investments into Monomoy as well as other investment vehicles to further enhance the growth and diversity of our Investment Management business. The success of the offering reinforces the company’s ability to raise fixed-rate debt in a timely and cost-effective manner. Going forward, we believe we can drive meaningful growth by deploying proceeds from further capital raises into existing funds or new investment vehicles with durable revenue streams and compelling total return potential. Great Elm remains in a strong liquidity position with over $23 million of cash.”

Alignment of Interest

A distinct attribute of Great Elm is the particularly strong alignment of interest among shareholders and the employees, directors, and other insiders of Great Elm. As of June 30, 2022, Great Elm’s employees and directors (including funds under their management) collectively own or manage approximately 40% of GEG’s total outstanding shares.

Financial Review

Fiscal 2022 Fourth Quarter and Annual Financial Highlights

(in millions)	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Revenue by Segment
DME	$16.5	$15.4	$63.5	$57.6
Investment Management	$1.5	$0.9	$4.5	$3.2
General Corporate	$0.2	$0.3	$0.9	$0.6
Eliminations	$(0.2)	$(0.3)	$(0.9)	$(0.6)
Consolidated	$18.1	$16.3	$68.0	$60.9

Net Income (Loss) from Continuing Operations by Segment[1]
DME[3]	$(0.2)	$5.9	$(3.8)	$(2.5)
Investment Management	$(1.8)	$1.3	$(8.6)	$2.7
General Corporate	$(2.8)	$(8.3)	$(2.6)	$(8.8)
Consolidated	$(4.8)	$(1.1)	$(15.0)	$(8.5)

Adj. EBITDA[1,2] by Segment
DME[3]	$3.6	$4.3	$13.8	$12.4
Investment Management	$(0.1)	$0.1	$(0.4)	$0.4
General Corporate	$(0.8)	$(0.9)	$(4.1)	$(4.2)
Consolidated	$2.7	$3.5	$9.3	$8.6

(1) Previously reported amounts below have been recast to reflect the full retrospective adoption of ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity and to conform with current segment organization.

(2) Please also refer to the Adjusted EBITDA reconciliation tables in the Appendix.

(3) DME’s Net Loss and Adjusted EBITDA did not include government stimulus benefits in the fourth quarter of 2022, but did include stimulus payments of roughly $2.3 million in each of the prior three quarters.

Discussion of Financial Results by Segment for the Fiscal Quarter and Year ended June 30, 2022

Great Elm is a holding company with two operating segments: Investment Management and Operating Companies, with General Corporate representing unallocated costs and activity to arrive at consolidated operations.

Consolidated

During the three months ended June 30, 2022, GEG recognized a net loss of $4.8 million, compared to a net loss of $1.1 million during the same period in the prior year. For the year ended June 30, 2022, GEG recognized a net loss of $15.0 million, compared to a net loss of $8.5 million for fiscal 2021. Much of the net loss can be attributed to non-cash mark-to-market losses on the Company’s managed investments, particularly GECC.

Investment Management

During the three months ended June 30, 2022, IM reported total revenue of $1.5 million, compared to $0.9 million during the same period in the prior year. The increase primarily reflected higher assets under management at GECC related to market recoveries and the successful completion of the rights offering, as well as incremental management fees earned from Monomoy REIT. For the year ended June 30, 2022, IM recognized total revenue of $4.5 million, compared to $3.2 million for fiscal 2021.

During the three months ended June 30, 2022, IM recognized a net loss of $1.8 million, compared to net income of $1.3 million during the same period in the prior year. For the year ended June 30, 2022, IM recognized a net loss of $8.6 million, compared to net income of $2.7 million for fiscal 2021. IM recognized net losses of $8.4 million during the year ended June 30, 2022 as compared to net gains of $0.7 million during the year ended June 30, 2021 related to mark-to-market impact on the Company’s managed investments, particularly GECC.

During the three months ended June 30, 2022, IM recognized Adjusted EBITDA of ($0.1) million, compared to $0.1 million for the same period in the prior year. Adjusted EBITDA for the quarter was impacted primarily by increased payroll costs and consulting fees related to the Monomoy REIT acquisition and expansion of GECC’s specialty finance platform partially offset by higher revenue. For the year ended June 30, 2022, IM recognized Adjusted EBITDA of ($0.4) million, compared to $0.4 million for fiscal 2021.

Operating Companies

During the three months ended June 30, 2022, DME reported $16.5 million in total revenue, compared to $15.4 million during the same period in the prior year. The increase in revenue was primarily attributable to more favorable intake and collections processes driving lower revenue reserve rates. For the year ended June 30, 2022, DME reported total revenue of $63.5 million, compared to $57.6 million for the same period in the prior year.

During the three months ended June 30, 2022, DME recognized a net loss of $0.2 million, compared to net income of $5.9 million for the same period in the prior year. The decrease in net income is attributed primarily to $4.7 million increase in net intercompany charges in the current period related to DME preferred stock that eliminates in general corporate. In addition, the prior period benefitted from $2.3 million in government stimulus whereas no benefit was received during the three months ended June 30, 2022. These decreases were partially offset by stronger operating income. For the year ended June 30, 2022, DME recognized a net loss of $3.8 million, compared to a net loss of $2.5 million for the same period in the prior year. The fiscal year decrease is attributed primarily to a reduction in government stimulus of $2.3 million as compared to the prior year partially offset by stronger operating income.

During the three months ended June 30, 2022, DME Adjusted EBITDA was $3.6 million, compared to $4.3 million in the prior-year period. For the year ended June 30, 2022, DME Adjusted EBITDA was $13.8 million, compared to $12.4 million in fiscal 2021 despite $2.3 million less of government stimulus payments. The growth in core profitability was primarily driven by more favorable revenue and gross margins partially offset by higher employee-related costs associated with acquired AMPM and MedOne employees.

General Corporate

During the three months ended June 30, 2022, General Corporate recognized $0.2 million in revenue, compared to $0.3 million for the same period in the prior year. For the year ended June 30, 2022, General Corporate recognized $0.9 million in revenue, compared to $0.6 million for the same period in the prior year. Revenue increased as a result of increased management fees earned from our DME segment, which are eliminated in consolidation.

During the three months ended June 30, 2022, General Corporate recognized a net loss of $2.8 million, compared to a net loss of $8.3 million during the same period in the prior year. The quarter-over-quarter variance was mostly a function of more favorable income tax and non-operating trends including the offsetting intercompany benefits related to DME preferred stock. For the year ended June 30, 2022, General Corporate recognized a net loss of $2.6 million, compared to a net loss of $8.8 million in fiscal 2021. The year-over-year improvement in general corporate was also driven by lower income taxes and non-operating trends.

During the three months ended June 30, 2022, General Corporate recognized ($0.8) million of Adjusted EBITDA, compared to ($0.9) million during the same period in the prior year. For the year ended June 30, 2022, General Corporate recognized Adjusted EBITDA of ($4.1) million, compared to ($4.2) million in fiscal 2021.

As of June 30, 2022, GEG had approximately $821 million of net operating loss (NOL) carryforwards for federal income tax purposes.

Fiscal 2022 Fourth Quarter and Full Year Conference Call & Webcast Information

When: Tuesday, September 13, 2022, 9:00 a.m. Eastern Time (ET)

Call: All interested parties are invited to participate in the conference call by dialing +1 (888) 440-4537; international callers should dial +1 (646) 960-0669. Participants should enter the Conference ID 2595129 when asked.

Webcast: The conference call will be webcast simultaneously and can be accessed at the following link: https://events.q4inc.com/attendee/453046330. For a copy of the slide presentation accompanying the conference call, please visit: https://www.greatelmgroup.com/events-and-presentations.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: Investment Management and Operating Companies. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding revenue, Adjusted EBITDA, expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information. These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Please note that previously reported amounts below have been recast to 1) reflect the operations of our real estate business as discontinued operations; 2) reflect the full retrospective adoption of ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity; and 3) conform with current segment organization.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Included in the financial tables below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income.

Investor Relations Contact:

Michael Kim

investorrelations@greatelmcap.com

GREAT ELM GROUP, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands, except per share amounts

ASSETS	2022	2021
Current assets:
Cash and cash equivalents	$23,595	$24,382
Accounts receivable	5,867	6,518
Related party receivables	2,445	1,665
Investments, at fair value (cost $68,766 and $45,326, respectively)	48,042	24,044
Inventories	898	1,066
Prepaid and other current assets	1,050	3,791
Assets of consolidated funds:
Investments, at fair value (cost $2,432 and $26,814, respectively)	1,797	26,490
Prepaid expenses	746	578
Total current assets	84,440	88,534
Property and equipment, net	538	981
Equipment held for rental, net	7,504	7,391
Identifiable intangible assets, net	19,171	8,928
Goodwill	52,463	50,536
Right of use assets	3,722	5,241
Other assets	249	258
Total assets	$168,087	$161,869
LIABILITIES, NON-CONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,038	$5,521
Accrued expenses and other liabilities	7,389	6,955
Deferred revenue	1,218	4,438
Current portion of related party payables	486	-
Current portion of lease liabilities	1,559	1,920
Current portion of equipment financing debt	2,993	1,974
Liabilities of consolidated funds - accrued expenses and other	11	12,197
Total current liabilities	19,694	33,005
Lease liabilities, net of current portion	2,375	3,596
Long term debt, net of current portion	25,532	-
Related party payables, net of current portion	1,120	-
Related party notes payable (face value $26,945 and $0, respectively)	6,270	-
Convertible Notes (face value $36,085 and $34,346, respectively, including $15,133 and $16,231, respectively, held by related parties)	35,187	33,333
Equipment financing debt, net of current portion	-	67
Redeemable preferred stock of subsidiaries (held by related parties, face value $35,824 and $37,018, respectively)	34,747	35,529
Other liabilities	908	915
Total liabilities	125,833	106,445
Commitments and Contingencies (Note 20)
Contingently redeemable non-controlling interest	2,225	2,639
Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 28,932,444 shares issued and 28,507,490 outstanding at June 30, 2022; and 26,613,913 shares issued and 25,948,100 outstanding at June 30, 2021	29	26
Additional paid-in-capital	3,312,763	3,307,613
Accumulated deficit	(3,279,296)	(3,264,403)
Total Great Elm Group, Inc. stockholders' equity	33,496	43,236
Non-controlling interests	6,533	9,549
Total stockholders' equity	40,029	52,785
Total liabilities, non-controlling interest and stockholders' equity	$168,087	$161,869

GREAT ELM GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands, except per share data

	For the three months ended June 30,		For the years ended June 30,
	2022	2021	2022	2021
Revenues:
Durable medical equipment sales and services revenue	$ 11,008	$ 10,097	$41,720	$37,460
Durable medical equipment rental income	5,533	5,276	21,738	20,183
Investment management revenues	1,524	949	4,516	3,210
Total revenues	18,065	16,322	67,974	60,853
Operating costs and expenses:
Cost of durable medical equipment sold and services	4,064	4,165	16,795	16,881
Cost of durable medical equipment rentals(1)	1,857	1,757	7,149	6,950
Durable medical equipment other operating expenses(2)	9,592	7,083	33,143	28,917
Investment management expenses	1,868	946	6,616	3,492
Depreciation and amortization	630	584	2,261	2,383
Selling, general and administrative(3)	1,362	1,310	5,982	5,892
Expenses of consolidated funds	(4)	48	135	75
Total operating costs and expenses	19,369	15,893	72,081	64,590
Operating loss	(1,304)	429	(4,107)	(3,737)
Dividends and interest income	1,222	555	3,161	2,963
Net realized and unrealized gain (loss) on investments	(2,516)	609	(7,571)	155
Net realized and unrealized gain (loss) on investments of consolidated funds	( (246)	( 324	(525)	545
Interest expense	(1,708)	(1,515)	(5,786)	(4,949)
Extinguishment of debt	(190)	-	(190)	(1,866)
Other income, net	-	15	2	45
Loss from continuing operations, before income taxes	(4,742)	417	(15,016)	(6,844)
Income tax expense	107	(1,807)	(21)	(1,675)
Loss from continuing operations	(4,849)	(1,390)	(15,037)	(8,519)
Discontinued operations:
Income from discontinued operations, net of tax	-	438	-	649
Net loss	$ (4,849)	$ (952)	$(15,037)	$(7,870)
Less: net loss attributable to non-controlling interest, continuing operations	( (303)	( 259	(144)	(648)
Less: net income attributable to non-controlling interest, discontinued operations	-	8	-	53
Net loss attributable to Great Elm Group, Inc.	$ (4,546)	$ (1,219)	$(14,893)	$(7,275)
Basic income (loss) per share
Continuing operations	$ (0.18)	$ (0.06)	$(0.56)	$(0.31)
Discontinued operations	-	(0.02)	-	0.03
Net loss per share	$ (0.18)	$ (0.04)	$(0.56)	$(0.28)
Diluted income (loss) per share from:
Continuing operations	$ (0.18)	$ (0.06)	$(0.56)	$(0.31)
Discontinued operations	-	0.02	-	0.03
Net loss per share	$ (0.18)	$ (0.04)	$(0.56)	$(0.28)
Weighted average shares outstanding
Basic	27,875	25,882	26,784	25,722
Diluted	27,875	25,882	26,784	25,722

(1) Includes depreciation expense of:	1,667	1,604	6,527	6,286
(2) Net of CARES Act Stimulus of:	-	2,410	2,321	4,601
(3) Net of CARES Act Stimulus of:	-	84	84	168

Great Elm Group, Inc.

Reconciliation from EBITDA to Adjusted EBITDA - Quarterly

Dollar amounts in thousands (except per share data)

	For the three months ended June 30, 2022
$ in thousands	Durable Medical Equipment	Investment Management	General Corporate	Consolidated
EBITDA:
Net income (loss) from continuing operations - GAAP(1)	$(244)	$(1,800)	$(2,805)	$(4,849)
Interest expense	1,142	89	1,583	2,814
Interest income from preferred stock	-	-	(1,106)	(1,106)
Depreciation & amortization	2,079	217	-	2,296
Tax expense (benefit)	-	-	107	107
EBITDA	2,977	(1,494)	(2,221)	(738)
Adjusted EBITDA(1)
Non-cash compensation	-	268	371	639
Change in contingent consideration	259	-	-	259
Dividend income	-	(1,158)	(62)	(1,220)
(Gains) / losses on investments	-	2,312	450	2,762
Other (income) expense	(1,361)	-	1,361	-
Transaction and integration related costs (2)	1,573	-	(581)	992
DME management and monitoring fees	119	-	(119)	-
Adjusted EBITDA(1)	$3,567	$(72)	$(801)	$2,694

	For the year ended June 30, 2022
$ in thousands	Durable Medical Equipment	Investment Management	General Corporate	Consolidated
EBITDA:
Net income (loss) from continuing operations - GAAP(1)	$(3,845)	$(8,552)	$(2,640)	$(15,037)
Interest expense	4,987	161	5,384	10,532
Interest income on preferred stock	-	-	(4,746)	(4,746)
Depreciation & amortization	8,264	523	1	8,788
Tax expense (benefit)	-	-	21	21
EBITDA	$9,406	$(7,868)	$(1,980)	$(442)
Adjusted EBITDA(1)
Non-cash compensation	-	1,872	1,339	3,211
Change in contingent consideration	(121)	-	-	(121)
Dividend income	-	(2,809)	(352)	(3,161)
(Gains) / Losses on investments	-	8,442	(346)	8,096
Other (income) expense	2,107	-	(2,109)	(2)
Transaction and integration costs (2)	2,031	-	(270)	1,761
DME management and monitoring fees	426	-	(426)	-
Adjusted EBITDA(1)	$13,849	$(363)	$(4,144)	$9,342

	For the three months ended June 30, 2021
$ in thousands	Durable Medical Equipment	Investment Management	General Corporate	Consolidated
EBITDA:
Net income (loss) from continuing operations - GAAP(1)	$5,906	$1,311	$(8,296)	$(1,079)
Interest expense	1,274	25	1,167	2,466
Interest income from preferred stock	-	-	(1,186)	-
Depreciation & amortization	2,079	109	-	2,188
Tax expense (benefit)	-	-	1,669	1,669
EBITDA	9,259	1,445	(6,646)	4,058
Adjusted EBITDA(1)
Non-cash compensation	-	185	240	425
Change in contingent consideration	(126)	-	-	(126)
Dividend Income	-	(554)	-	(554)
(Gains) / Losses on investments	-	(981)	-	(981)
Other (income) expense	(5,457)	-	5,442	(15)
Transaction and integration related costs (2)	461	-	254	715
DME management and monitoring fees	168	-	(168)	-
Adjusted EBITDA(1)	$4,305	$95	$(878)	$3,522

	For the year ended June 30, 2021
$ in thousands	Durable Medical Equipment	Investment Management	General Corporate	Consolidated
EBITDA:
Net income (loss) from continuing operations - GAAP(1)	$(2,489)	$2,723	$(8,753)	$(8,519)
Interest expense	3,950	101	3,251	7,302
Interest income on preferred stock	-	-	(2,354)	(2,354)
Depreciation & amortization	8,195	473	1	8,669
Tax expense (benefit)	-	-	1,675	1,675
EBITDA	9,656	3,297	(6,180)	6,773
Adjusted EBITDA(1)
Non-cash compensation	-	757	998	1,755
Change in contingent consideration	-	-	-	-
Dividend income	-	(2,954)	-	(2,954)
(Gains) / losses on investments	-	(721)	-	(721)
Other (income) expense	(764)	-	647	(117)
Transaction and integration related costs (2)	3,107	-	670	3,777
DME management and monitoring fees	392	-	(350)	42
Adjusted EBITDA(1)	$12,391	$379	$(4,215)	$8,555

(1)
Previously reported amounts below have been recast to reflect the full retrospective adoption of ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity and to conform with current segment organization.
(2)
Transaction and integration related costs include costs to acquire and integrate acquired businesses.